Filed Pursuant to Rule 433

Registration Statement No. 333-181769

September 5, 2013

THE TORONTO-DOMINION BANK

US$500,000,000 1.500% SENIOR MEDIUM-TERM NOTES, SERIES A, DUE 2016

US$750,000,000 2.625% SENIOR MEDIUM-TERM NOTES, SERIES A, DUE 2018

FINAL TERM SHEET

DATED SEPTEMBER 5, 2013

This final term sheet supplements the information set forth under the caption “Terms of the Notes” in the Preliminary Pricing Supplement dated September 5, 2013, the caption “Description of the Notes We May Offer” in the Prospectus Supplement dated June 15, 2012 and the caption “Description of the Debt Securities” in the Short Form Base Shelf Prospectus dated June 15, 2012.

Issuer:	The Toronto-Dominion Bank

Issue:	1.500% Senior Medium-Term Notes, Series A, due 2016 (the “2016 Notes”) 2.625% Senior Medium-Term Notes, Series A, due 2018 (the “2018 Notes”)

Expected Ratings[1]:	Moody’s Investors Service: Aa1 (outlook: stable) / Standard & Poor’s: AA- (outlook: stable)

Principal Amount:	US$500,000,000 for the 2016 Notes US$750,000,000 for the 2018 Notes

Issue Price:	99.790% for the 2016 Notes 99.819% for the 2018 Notes

Trade Date:	September 5, 2013

Settlement Date (T+3):	September 10, 2013 (DTC)

Maturity Date:	September 9, 2016 for the 2016 Notes September 10, 2018 for the 2018 Notes

Minimum Denomination:	US$2,000 and multiples of US$1,000

Interest Rate:	1.500% for the 2016 Notes 2.625% for the 2018 Notes

Treasury Benchmark:	UST 0.625% due August 15, 2016 for the 2016 Notes UST 1.50% due August 31, 2018 for the 2018 Notes

[1]	A credit rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.

Treasury Benchmark Price:	99-01 3/4 for the 2016 Notes 98-11 3/4 for the 2018 Notes

Treasury Benchmark Yield:	0.952% for the 2016 Notes 1.844% for the 2018 Notes

Re-offer Spread to Treasury Benchmark:	T + 62 basis points for the 2016 Notes T + 82 basis points for the 2018 Notes

Re-Offer Yield:	1.572% for the 2016 Notes 2.664% for the 2018 Notes

Commissions:	0.25% for the 2016 Notes 0.35% for the 2018 Notes

Interest Payment Dates:

For the 2016 Notes, semi-annually on March 9 and September 9 of each year, beginning March 9, 2014, short first coupon.

For the 2018 Notes, semi-annually on March 10 and September 10 of each year, beginning March 10, 2014.

Record Dates for Interest Payments:	The fifteenth calendar day prior to the applicable Interest Payment Date.

Day Count Fraction:	30/360

Optional Redemption by Holders of Notes:	None

Optional Redemption by the Issuer for Tax Reasons:	In certain circumstances where the Issuer has or will become obligated to pay additional amounts (as described in the pricing supplement), the Issuer may, at its option, redeem the Notes in whole, but not in part, at any time before maturity, after giving not less than 30 nor more than 60 calendar days’ notice to the holders of the Notes, at a redemption price equal to 100% of their principal amount together with accrued interest, if any, to, but excluding, the redemption date.

Listing:	None

Joint Lead Managers:	TD Securities (USA) LLC Citigroup Capital Markets Inc. Goldman, Sachs & Co. Morgan Stanley & Co. LLC

Co-Managers:

ANZ Securities, Inc.

BNP Paribas Securities Corp.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

Lloyds Securities Inc.

nabSecurities, LLC

The Williams Capital Group, L.P.

Wells Fargo Securities, LLC

CUSIP/ISIN:	89114Q AK4 / US89114QAK40 for the 2016 Notes 89114Q AM0 / US89114QAM06 for the 2018 Notes

The Issuer has filed a registration statement (including a prospectus supplement and a short form base shelf prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Joint Lead Managers will arrange to send you the pricing supplement, when available, the prospectus supplement, and the short form base shelf prospectus if you request them by contacting TD Securities (USA) LLC at 1-855-495-9846, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Goldman, Sachs & Co. at 1-866-471-2526 or Morgan Stanley & Co. LLC at 1-866-718-1649.